LEASE INTENDED AS SECURITY ("Lease") dated as of November 3,
 1997, between BA LEASING & CAPITAL CORPORATION, a California corporation with its principal office at 555 California Street, San Francisco
, California, 94104 ("Lessor") and TODD-AO STUDIOS WEST, a
 California corporation, with its principal office at 3000 Olympic Boulevard, Building One, Santa Monica, CA 90404 ("Lessee").

Lessor agrees to acquire and lease and sell to Lessee and Lessee agrees to hire and purchase from Lessor certain personal property (the "Units" and individually a "Unit") described in the Appendix (the "Appendix") attached hereto and made a part hereof, on the terms and conditions set forth herein and in the Appendix.

Section 1.   Procurement, Delivery and Acceptance.

1.1  On a date or dates to be agreed upon by Lessor and Lessee
(individually a "Delivery Date"), Lessor will purchase from and lease back to Lessee for an amount equal to the agreed upon value of the Units, and Lessee will sell to and lease back from Lessor each Unit, but all Delivery Dates for such Units must be during the Utilization Period set forth in the Appendix.

1.2 The obligation of Lessor to pay for each Unit is subject to the following conditions:

(a)  Lessee shall have delivered to Lessor not earlier than the tenth
(10th) and not later than the fifth (5th) Business Day (as defined in Paragraph F of the Appendix) prior to the proposed Delivery Date, an irrevocable notice (a "Delivery Date Notice") substantially in the form of Exhibit A, specifying (i) the proposed Delivery Date, (ii) a description of each Unit to be purchased on such Delivery Date and the location thereof,
 (iii) the aggregate Purchase Price of such Units, and (iv) wire transfer instructions for the disbursement of funds;

(b) At least three (3) Business Days prior to any Delivery Date, Lessor shall have received an Appraisal to its satisfaction opining:
     (i) as to the appraised value of the Units to be purchased on such Delivery Date in each case on such Delivery Date and at the end of the applicable Base Term and all applicable Renewal Terms; and
     (ii) that the average remaining economic useful lives of Units subject to each Schedule are not less than seven (7) years.

     (c) Lessee shall have accepted the Unit on its Delivery Date and executed and delivered to Lessor for each Unit accepted by Lessee, a
 Lease Schedule and Acceptance Certificate in the form of Exhibit B (a "Schedule") confirming the Delivery Date of the Unit and the acceptance of the Unit as of its Delivery Date. Each Schedule to be executed and delivered by Lessee on each Delivery Date shall set forth:
     (i) in Annex I thereto, a description of and the Purchase Price for the Units; and
     (ii) in Annex II thereto, the Interim Rent, the Applicable
Percentage Amounts, a schedule of the installments of Fixed Rent, the

 Payment Dates therefor payable during the Base Term and during each Renewal Term, the Schedule Balance of such Schedule as of the Delivery Date therefor and as of each Payment Date in the Base Term and each Renewal Term, assuming in each case that all installments of Fixed Rent due and payable thereunder to and including such Payment date have been paid;
Annex I and II to each Schedule shall be prepared by Lessor, and the items set forth by Lessor in such Schedules shall be conclusive and binding upon
 Lessee for all purposes hereunder;


(d) Its Delivery Date shall be during the Utilization Period set forth in the Appendix;

     (e) On or prior to each Delivery Date, Lessor shall have received from Lessee duly executed UCC financing statements, and such financing statements shall have been filed in all places deemed necessary or desirable by Lessor in order to perfect the security interest granted pursuant to the Lease with respect to the Units and any related collateral being delivered on such Delivery Date;

     (f) a Consent to Removal in the form of Exhibit C for the Units located on the Site applicable to each Delivery Date;

     (g) There shall exist no Event of Default nor any event which, with notice or lapse of time or both, would become an Event of Default (a
"Default");

     (h) On or before its Delivery Date, Lessee shall execute and deliver to Lessor a Bill of Sale in the form of Exhibit D with respect to the Unit, dated that Delivery Date;

     (i) Lessor shall receive evidence, satisfactory to Lessor, that each Unit is free and clear of all claims, liens, security interests and encumbrances;

     (j) On or prior to each Delivery Date, Lessee shall have paid to Lessor any Transaction Costs not previously paid;

     (k) Each of the representations and warranties made by Lessee hereunder shall be true on and as of each Delivery Date;

     (l) no material adverse change in Lessee's financial condition shall have occurred since the date hereof;
resolution of any environmental issues; and.

(n) Lessor shall have received a Guaranty (the "Guaranty") in the form of Exhibit G executed by Todd-AO Corporation (the "Guarantor").
If any of the foregoing conditions is not met with respect to any such Unit, Lessor shall have no obligation to either Lessee or any third party to pay the purchase price for such Unit.

Any attempted or purported sale of a Unit by Lessee to Lessor after its Delivery Date shall not be effective whether or not accepted by Lessor, and
 Lessor shall not incur any obligations with respect to the Unit, including the obligation to pay for the Unit.

1.3  Lessee represents, warrants and covenants with respect to each

 Unit that (a) Lessee has the right to sell the Unit as set forth herein, (b) both the Unit and Lessee's rights, title and interest in the Unit are, or will be as of its Delivery Date, free from all claims, liens, security interests and encumbrances, (c) Lessee will defend the sale against claims and demands of all persons and (d) the Purchase Price of the Unit is equal to its fair market value at the time of the sale.

1.4 As soon as possible, but no later than the first Delivery Date, Lessee shall deliver to Lessor the following documents, in form and substance satisfactory to Lessor:

(a) a certificate evidencing Lessee's authority to enter into and perform its obligations under this Lease;

(b) a certificate as to the incumbency of the person or persons authorized to execute and deliver this Lease and any other agreements or documents required hereunder, including specimen signatures of such persons;

(c) certificates of insurance, including loss payable and other endorsements complying with, or other evidence acceptable to Lessor that Lessee has complied with, Section 7;

(d) opinions of counsel to Lessee and Guarantor, substantially in the forms of Exhibit E; and

(e) any other documents specified in the Appendix and such other documents as Lessor may reasonably request.

Section 2.  Term, Rent and Payment.

2.1 The term of this Lease as to each Unit shall commence on its Delivery Date and continue as specified in the Appendix.

2.2 Lessee shall pay to Lessor rent for each Unit in the amounts and at the times set forth in the Appendix.

2.3 Rent and all other sums due Lessor hereunder shall be paid at the principal office of Lessor set forth above.

2.4 This Lease is a net lease and Lessee shall not be entitled to any abatement or reduction of rent or any setoff against rent, whether arising by reason of any past, present or future claim of any nature by Lessee against Lessor or otherwise. Except as otherwise expressly provided herein, this Lease shall not terminate, nor shall the obligations of Lessor or Lessee be otherwise affected by reason of (a) any defect in, damage to, loss of possession or use or destruction of any Unit, however caused, (b) the attachment of any lien, encumbrance, security interest or other right or claim of any third party to any Unit, (c) any prohibition or restriction of or interference with Lessee's use of the Unit by any person or entity,
 (d) the insolvency of or the commencement by or against Lessee of any bankruptcy, reorganization or similar proceeding, or (e) any other cause, whether similar or dissimilar to the foregoing, any present or future law to the contrary notwithstanding. It is the intention of the parties that all rent and other amounts payable by Lessee hereunder shall be payable in all events in the manner and at the times herein provided unless Lessee's obligations in respect thereof have been terminated pursuant to the express provisions of this Lease.

2.5 Payments shall be applied in the following order: (a) expenses, including allocated time charges of internal counsel for Lessor and any other attorneys' fees; (b) interest on late payments; and (c) rent and all other sums due hereunder. Payments shall be evidenced by entries in records maintained by Lessor which shall be presumptively correct.

Section 3.  Warranties.
LESSEE ACKNOWLEDGES AND AGREES THAT (a) EACH UNIT IS
 OF A SIZE, DESIGN, CAPACITY AND MANUFACTURE SELECTED
 BY LESSEE, (b) LESSEE IS SATISFIED THAT THE SAME IS
 SUITABLE FOR ITS PURPOSES, (c) LESSOR IS NOT A
 MANUFACTURER THEREOF NOR A DEALER IN PROPERTY OF
 SUCH KIND AND (d) LESSOR HAS NOT MADE, AND DOES NOT
 HERE8Y MAKE, ANY REPRESENTATION, WARRANTY OR
 COVENANT WITH RESPECT TO THE TITLE, MERCHANTABILITY,
 CONDITION, QUALITY, DESCRIPTION, DURABILITY, FITNESS
 FOR PURPOSE OR SUITABILITY OF ANY UNIT IN ANY RESPECT
 OR IN CONNECTION WITH OR FOR THE PURPOSES AND USES OF
 LESSEE. Lessor hereby assigns to Lessee, to the extent assignable, any warranties, covenants and representations of any vendor with respect to any Unit, to the extent assigned to Lessor, but any action taken by Lessee by reason thereof shall be at Lessee's expense and shall be consistent with Lessee's obligations under Section 2.

Section 4.  Possession, Use and Maintenance.
4.1 Lessee shall not (a) use, operate, maintain or store any Unit improperly, carelessly or in violation of any applicable law or regulation of any government authority, (b) abandon any Unit, (c) sublease any Unit or permit its use by anyone other than Lessee without the prior written consent of Lessor, not to be unreasonably withheld, (d) permit any Unit to be removed from the state specified in the Appendix without the prior written consent of Lessor, (e) affix or place any Unit to or on any other personal property or any real property without first obtaining and delivering to Lessor such waivers as Lessor may reasonably require to assure Lessor's legal title and security interest and right to remove the Unit free from any lien, encumbrance right of distraint or any other claim that may be asserted by any third party or (f) sell, assign or transfer, or directly or indirectly create, incur or suffer to exist any lien, claim, security interest or encumbrance of any kind on any of its rights hereunder or in any Unit.

4.2 Lessee shall at its expense at all times during the term of this Lease maintain the Units in good operating order, repair, condition and appearance and in accordance with the manufacturer's recommended procedures. Lessee shall upgrade all Units to best available industry standards from time to time consistent with its normal capital expenditure policy.

4.3 Lessee shall not alter any Unit or affix or place any accessory, equipment or device on any Unit if such alteration or addition would impair the originally intended function or use or reduce the value of the Unit. All repairs, parts, accessories, equipment and devices furnished, affixed or installed to or on any Unit, excluding temporary replacements, shall thereupon become subject to the security interest of Lessor.

4.4 If Lessor supplies Lessee with labels, plates or other markings stating that the Units are leased from Lessor, Lessee shall affix and keep the same on a prominent place on the Units during the term of this Lease.

4.5 Upon prior notice to Lessee, Lessor shall have the right at all reasonable times to inspect any Unit, observe its use and inspect records related thereto.

Section 5.  General Tax Indemnity.

5.1  Lessee shall pay or reimburse Lessor for, and indemnify and hold
 Lessor harmless from, all fees (including, but not limited to, license, documentation, recording or registration fees), and all sales, use, gross receipts, property, occupational, value-added or other taxes, levies, imposts, duties, assessments, charges or withholdings of any nature whatsoever, together with any penalties, fines or additions to tax, or interest thereon (all of the foregoing being hereafter referred to as "Impositions"), arising at any time before or during the term of this Lease, or upon any termination of this Lease or return of the Units to Lessor, and levied or imposed on Lessor, directly or otherwise, by any federal, state or local government or taxing authority in the United States or by any foreign country or foreign or international taxing authority on or with respect to
 (a) any Unit, (b) the exportation, importation, registration, purchase, ownership, delivery, leasing, possession, use, operation, storage, maintenance, repair, transportation, return, sale, transfer of title or other disposition thereof, (c) the rents, receipts, or earnings arising from any Unit or (d) this Lease or any payment made hereunder, excluding, however, taxes measured by Lessor's net income imposed or levied by the United
 States or any state thereof but not excluding any such net income taxes that by the terms of the statute imposing such tax expressly relieve Lessee or Lessor from the payment of any Impositions Lessee would otherwise have been obligated to pay, reimburse or indemnify.

5.2 Lessee shall pay on or before the time or times prescribed by law any Impositions (except any Impositions excluded by Section 5.1), but Lessee shall have no obligation to pay any such Imposition while Lessee is contesting such Imposition in good faith and by appropriate legal proceedings and the nonpayment thereof does not, in the opinion of Lessor, adversely affect the title, property, use, disposition or other rights of
Lessor with respect to the Units. If any Impositions (except any Imposition excluded by Section 5.1) is charged or levied against Lessor directly and paid by Lessor, Lessee shall reimburse Lessor on presentation of an invoice therefor.

5.3 If Lessor is not entitled to a corresponding and equal deduction with respect to any Imposition Lessee is required to pay or reimburse under
 Section 5.1 or 5.2 and the payment or reimbursement constitutes income to Lessor, then Lessee shall also pay to Lessor the amount of any Imposition Lessor is obligated to pay in respect of (a) such payment or reimbursement by Lessee and (b) any payment by Lessee made pursuant to this Section 5.3.

5.4 Lessee shall prepare and file, in a manner satisfactory to Lessor, any reports or returns required with respect to the Units. Lessee shall furnish on Lessor's request reports or returns so filed.

Section 6.  Risk of Loss Waiver and Indemnity.

6.1 If any Unit is worn out, lost, stolen, destroyed or irreparably damaged, from any cause whatsoever, or taken or requisitioned by condemnation or otherwise (any such occurrence being hereinafter called a "Casualty Occurrence") before or during the term of this Lease as to such Unit, Lessee shall give Lessor prompt notice thereof. Subject to Paragraph O of the Appendix, on the first rent payment date after such Casualty Occurrence or, if there is no such rent payment date, 30 days after the Casualty Occurrence, Lessee shall pay to Lessor an amount equal to the Unit Balance (as hereinafter defined) for the Unit plus any termination charges and interest on late payments required under the Appendix ("Other Charges"). The Unit Balance for each Unit is the product of (a) the Lease Balance on the date of such Casualty Occurrence and (b) the Allocation Fraction of such Unit.

"Allocation Fraction" for any Unit shall mean, (a) with respect to any Schedule, a fraction, the numerator of which is the Purchase Price of such Unit and the denominator of which is the aggregate Purchase Price of all of the Units then subject to such Schedule, including such Unit, and (b) with respect to the Lease, a fraction, the numerator of which is the Purchase Price of such Unit and the denominator of which is the aggregate Purchase Price of all of the Units then subject to the Lease, including such Unit.

"Lease Balance" shall mean, as of any determination date, the aggregate
 Purchase Price of all of the Units, minus all amounts of Fixed Rent (as defined in Paragraph F of the Appendix) actually paid to the date of determination and all Reduction Amounts actually paid to the date of determination.

"Reduction Amounts" shall mean amounts paid by Lessee to Lessor for the purchase of any Unit pursuant to this Section 6.1, provided, that Reduction Amounts shall not include any Rent, Other Charges or any costs, expenses or taxes to be paid by Lessee in connection with any such purchase, sale or transfer.

Upon the making of such payment by Lessee in respect of any Unit, the rent for the Unit shall cease to accrue, the term of this Lease as to such Unit shall terminate and Lessee shall be entitled to possession of such Unit. If Lessor receives the Unit Balance and Other Charges for a Unit, Lessee shall be entitled to the proceeds of any recovery in respect of the Unit, from insurance or otherwise, and Lessor, subject to the rights of any insurer insuring the Units as provided herein, shall execute and deliver, to Lessee, or to its assignee or nominee, a bill of sale (without representations or warranties except that the Unit is free and clear of all claims, liens, security interests and other encumbrances by or in favor of any person claiming by, through or under Lessor) for the Unit, and such other documents as may be required to release the Unit from this Lease and to transfer title thereto to Lessee or such assignee or nominee, in such form as may reasonably be requested by Lessee, all at Lessee's expense. Except as provided in this Section 6.1, Lessee shall not be released from its obligations hereunder in the event of, and shall bear the risk of, any Casualty Occurrence to any Unit before or during the term of this Lease with respect to the Unit.

6.2 Lessee waives and releases any claim now or hereafter existing against Lessor, any company controlled by, controlling, or under common control with Lessor and all of their directors, officers, employees, agents, attorneys, successors and assigns (each, an "Indemnified Person") on account of, and shall indemnify, reimburse and hold each Indemnified

 Person harmless from, any and all claims (including, but not limited to, claims based on or relating to copyright, trademark or patent infringement, environmental liability, negligence, strict liability in tort, statutory liability or violation of laws), losses, damages, obligations, penalties, liabilities, demands, suits, judgments or causes of action, and all legal proceedings, and any reasonable costs or expenses in connection therewith, including reasonable attorneys' fees, including reasonable allocated time charges of internal counsel, in each case imposed on, incurred by or asserted against the Indemnified Person in any way relating to or arising in any manner out of (a) the registration, purchase, taking or foreclosure of a security interest in, or the ownership, delivery, condition, lease, assignment, storage, transportation, possession, use, operation, return, repossession, sale or other disposition of, any Unit, before or during the term of this Lease as to the Unit, (b) any alleged or actual defect in any Unit (whether arising from the material or any article used therein, the design, testing, use, maintenance, service, repair or overhaul thereof or otherwise) regardless of when such defect is discovered or alleged, whether or not the Unit is in Lessee's possession and no matter where it is located or (c) this Lease or any other related document, the enforcement hereof or thereof or the consummation of the transactions contemplated hereby or thereby.

Section 7.  Insurance.
Lessee, at its own cost and expense, shall keep each Unit insured against all risks, in no event for less than the amount set forth in Section 6.1 with respect to such Unit, and shall maintain public liability insurance against such risks and for such amounts as Lessor may require. All such insurance shall be in such form and with such companies as Lessor shall approve, shall specify Lessor and Lessee as insureds and shall provide that such insurance may not be canceled as to Lessor or altered in any way that would affect the interest of Lessor without at least 30 days prior written notice to Lessor (10 days in the case of nonpayment of premium). All insurance shall be primary, without right of contribution from any other insurance carried by Lessor and shall not be invalidated by the action or inaction of Lessee or any other person. All insurance shall contain a "breach of warranty" provision satisfactory to Lessor, and shall provide that all amounts payable by reason of loss or damage to the Units shall be payable solely to Lessor.

Section 8.  Default.

     8.1 The following shall constitute events of default ("Events of Default") hereunder:

          (a) Lessee fails to make any payments to Lessor when due hereunder;

(b) Any representation or warranty of Lessee or Guarantor contained herein or in any document furnished to Lessor in connection herewith is incorrect or misleading in any material respect when made;

(c) Lessee fails to observe or perform any other covenant, agreement or warranty made by Lessee hereunder and such failure continues for 10 days after written notice thereof to Lessee;

(d) Any default occurs under any other agreement for borrowing money or receiving credit under which Lessee or Guarantor may be obligated as borrower or guarantor, if such default consists of the failure to pay any indebtedness when due or if such default gives the holder of the indebtedness the right to accelerate the indebtedness;

(e) Lessee or Guarantor makes an assignment for the benefit of creditors or files any petition or action under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors;

(f) Any involuntary petition is filed under any bankruptcy statute against Lessee or Guarantor or any receiver, trustee, custodian or similar official is appointed to take possession of the properties of Lessee or Guarantor, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within 60 days from the date of the filing or appointment;

(g) Lessee or Guarantor liquidates, dissolves, or enters into any partnership, joint venture, (other than in its ordinary course of business) consolidation, merger, or other combination, or sells, leases or dispose of a substantial portion of its business or assets; or

(h)  Any default occurs under the Guaranty.

     8.2  If any Event of Default occurs, Lessor, at its option, may:

(a) proceed by appropriate court action or actions either at law or in equity, to enforce performance by Lessee of the applicable covenants of this Lease or to recover damages for the breach thereof; or

(b)  by notice in writing to Lessee terminate this Lease, whereupon
 Lessee shall remain liable as hereinafter provided, and Lessor may, at its option, do any one or more of the following: (i) declare the Lease Balance and all Other Charges immediately due and payable and recover any damages and expenses in addition thereto Lessor sustains by reason of the breach of any covenant, representation or warranty contained in this Lease other than for the payment of rent; (ii) enforce the security interest given hereunder pursuant to the Uniform Commercial Code or any other law; (iii) enter upon the premises where any of the Units may be and take possession of all or any of such Units; and (iv) require Lessee to return the Units as provided in Section 9.

8.3 Lessor shall have any and all rights given to a secured party by law, and may, but is not required to, sell the Units in one or more sales. Lessor may purchase at such sale. Lessee acknowledges that sales for cash or on credit to a wholesaler, retailer or user of the Units, or at public or private auction, are all commercially reasonable. The proceeds of such sale shall be applied in the following order: First, to the reasonable expenses of retaking, holding, preparing for sale and selling, including the allocated time charges, costs and expenses of internal counsel of or for Lessor and any other attorneys' fees and expenses incurred by Lessor; Second, to the amounts, except those specified below, which under the terms of this Lease are due or have accrued; Third, to Other Charges; and Fourth, to the Lease Balance. Any surplus shall be paid to the person or persons entitled thereto. If there is a deficiency, Lessee will promptly pay the same to Lessor.

8.4 Lessee agrees to pay all allocated time charges, costs and expenses of internal counsel for Lessor and any other attorneys' fees, expenses or out-of-pocket costs incurred by Lessor in enforcing this Lease.

8.5 The remedies hereunder provided in favor of Lessor shall not be deemed exclusive, but shall be cumulative, and shall be in addition to all other remedies in its favor existing at law or in equity.

8.6 If Lessee fails to perform any of its agreements contained herein, Lessor may perform such agreement, and Lessee shall pay the expenses incurred by Lessor in connection with such performance, upon demand.

Section 9.  Return of Units.
If Lessor rightfully demands possession of any Unit pursuant to this Lease or otherwise, Lessee, at its expense, shall forthwith deliver possession of the Unit to Lessor, at the option of Lessor (a) by delivering the Unit, appropriately protected and in the condition required by Section 4, to Lessor at such place as may be specified by Lessor within the county in which the Unit was originally delivered or, if the Unit has been moved to another county in accordance with this Lease, within such other county, (b) by loading the Unit, appropriately protected and in the condition required by Section 4, on board such carrier as Lessor shall specify and shipping the same, freight collect, to the destination designated by Lessor, or (c) by surrendering possession of such Unit in the location set forth in the Schedule for such Unit and providing the Support Rights described in Paragraph M of the Appendix.

Section 10.  Assignment.
Lessor may at any time assign or transfer all or any of the right, title or interest of Lessor in and to this Lease, and the rights, benefits and advantages of Lessor hereunder, including the rights to receive payment of rent or any other payment hereunder, Lessor's title to the Units and any and all obligations of Lessor in connection herewith. Lessor may disclose to any potential or actual assignee or transferee any information in the possession of Lessor or any Affiliate relating to Lessee or this Lease. Any such assignment or transfer shall be subject and subordinate to this Lease and the rights and interests of Lessee hereunder. No assignment of this Lease or any right or obligation hereunder may be made by Lessee or any assignee of Lessee without the prior written consent of Lessor, provided that the acquisition of voting control of Lessee by any person or persons shall not be deemed an assignment of this Lease.

Section 11.  Ownership, Security Interest and Further Assurances.
Unless assigned by Lessor, or applicable law otherwise provides, title to and ownership of the Units shall remain in Lessor as security for the obligations of Lessee hereunder until Lessee has fulfilled all of its obligations hereunder. Lessee hereby grants to Lessor a continuing security interest in the Units to secure the payment of all sums due hereunder. Lessee confirms there is no pending litigation, tax claim, proceeding or dispute that may adversely affect its financial condition or impair its ability to perform its obligations hereunder. Lessee will, at its expense, maintain its legal existence in good standing and do any further act and execute, acknowledge, deliver, file, register and record any further documents
 Lessor may reasonably request in order to protect Lessor's title to and security interest in the Units and Lessor's rights and benefits under this Lease.

Section 12.  Late Payments.

Lessee shall pay to Lessor, on demand, interest at the rate set forth in the Appendix on the amount of any payment not made when due hereunder from the date due until payment is made.

Section 13.  Effect of Waiver.
No delay or omission to exercise any right, power or remedy accruing to Lessor upon any breach or default of Lessee hereunder shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Lessor of any breach or default under this Lease must be in writing specifically set forth.

Section 14.  Survival of Covenants.
All obligations of Lessee under Sections 1, 2, 4, 5, 6, 7, 8, 9, 12 and the
 Appendix shall survive the expiration or termination of this Lease to the extent required for their full observance and performance.

Section 15.  Applicable Law.
This Lease shall be governed by and construed under the laws of California, to the jurisdiction of which, and of federal courts in California, the parties hereto submit.

Section 16.  Financial Information.
     Lessee shall
     (a) keep its books and records in accordance with generally accepted accounting principles and practices consistently applied and shall deliver to Lessor its annual audited financial statements, including without limitation Lessee's and Guarantor's SEC form 10-K within 30 days of filing, and such other financial statements and information as Lessor may reasonably request;

     (b) as soon as available but not later than 60 days after the end of each of the first 3 fiscal quarters of the Lessee and Guarantor the unaudited consolidated balance sheet of Lessee and Guarantor and its and their subsidiaries as at the end of such fiscal quarter, and the unaudited consolidated statement of income and retained earnings and of changes in cash flow of Lessee and Guarantor and its and their subsidiaries for such fiscal quarter and that portion of the fiscal year ending with such quarter, certified by a responsible officer of Lessee and Guarantor as being prepared in accordance with generally accepted accounting principles and complete and correct and fairly presenting the financial condition and results of operations of Lessee and Guarantor and its and their subsidiaries;

     (c) as soon as available but no later than 120 days after the end of each of its fiscal years, a complete copy of an audit report of Lessee and Guarantor and its and their subsidiaries which shall include at least the consolidated balance sheet of Lessee and Guarantor and its and their subsidiaries as of the close of such year, and the consolidated statement of income and retained earnings and of changes in cash flows of Lessee and Guarantor for such year, prepared in accordance with generally accepted accounting principles and fairly presenting the Lessee's and Guarantor's financial position and results of operations, certified by Deloitte-Touche, or other independent public accounting firm of recognized national standing selected by Lessee and Guarantor and satisfactory to Lessor. Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of Lessee's or Guarantor's records.
Credit information relating to Lessee and Guarantor may be disseminated among Lessor and any of its affiliates and any of their respective successors and assigns.

Section 17.  Notices.
All demands, notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, when received by facsimile or when deposited in the mail, first class postage prepaid, or delivered to a telegraph office, charges prepaid, addressed to each party at the address set forth below the signature of such party on the signature page, or at such other address as may hereafter be furnished in writing by either party to the other.

Section 18.  Counterparts.
Two counterparts of this Lease have been executed by the parties hereto.
  One counterpart has been prominently marked "Lessor's Copy". One counterpart has been prominently marked "Lessee's Copy". Only the counterpart marked "Lessor's Copy" shall evidence a monetary obligation of Lessee.

Section 19.  Transaction Costs.
Lessee agrees to reimburse any legal expenses of Lessor (including allocated time charges of internal counsel for Lessor and other attorneys fees) and any out-of-pocket costs incurred in connection with the preparation and negotiation of lease documents (whether or not a lease is ever executed by Lessee) and any documents required in connection therewith.

Section 20.  Effect and Modification of Lease.
This Lease exclusively and completely states the rights of Lessor and Lessee with respect to the leasing of the Units and supersedes all prior agreements, oral or written, with respect thereto. No variation or modification of this Lease shall be valid unless in writing.

The parties hereto have executed this Lease as of the day and year first above written.

BA LEASING & CAPITAL CORPORATION

By
Title
By
Title
Address: 555 California Street
               4th Floor
               San Francisco, CA  94104
                Attn:  Contract Administration #15811
                Fax:  (415) 765-7373

TODD-AO STUDIOS WEST
By
Title

By
Title

 Address: 3000 Olympic Boulevard                Building One
Santa Monica, CA  90404                 Fax:  (310) 315-5069

Lease No. 970265


APPENDIX to LEASE INTENDED AS SECURITY dated as of November
3, 1997 between BA LEASING & CAPITAL CORPORATION and
 TODD-AO STUDIOS WEST.


     BY ITS ACCEPTANCE OF THIS LEASE, LESSEE
 ACKNOWLEDGES AND AGREES THAT LESSOR HAS MADE NO
 REPRESENTATIONS OR WARRANTIES CONCERNING THE TAX,
 ACCOUNTING OR LEGAL CHARACTERIZATION OF THIS LEASE
 AND THAT LESSEE HAS OBTAINED AND RELIED ON SUCH TAX,
 ACCOUNTING AND LEGAL ADVICE AS IT DEEMS APPROPRIATE.

A.   Units.
     The Units to be leased hereunder consist of personal property comprising sound stage, video, audio and related equipment more particularly described in Annex I to each Schedule to be executed and delivered pursuant to the Lease and all modifications, replacements and substitutions; provided that Lessor reserves the right to disapprove any equipment for leasing hereunder.

B.   Purchase Price.
     "Purchase Price" with respect to each Unit means the amount
 Lessor pays for such Unit. Without the prior approval and written consent of Lessor, the sum of the Purchase Price of all Units leased hereunder shall not exceed $10,000,000, the Purchase Price of each Unit shall not exceed the fair market value of such Unit as determined by appraisal and the aggregate amount of installation, transportation and any similar costs with respect to any Unit, and any software, licensing and similar costs, shall not exceed 20% of the total Purchase Price for the Unit.
     In no event will any Schedule contain Units with an aggregate
 Purchase Price of less than $1,000,000.
     There will be no more than three Schedules.

C.   Term.
     The Lease Term for each Unit shall consist of an Interim Term, a Base Term and any applicable Renewal Terms. The "Interim Term" for each Unit will begin on, and include, its Delivery Date and continue until, and include, the day before its "Base Date". The "Base Date" for each Unit will be (i) in the case of Units leased on the first Delivery Date the first day of the month during or immediately following the month in which such Delivery Date occurs, and (ii) in the case of Units leased after the first Delivery Date, the first day of the next Rent Period beginning after such Unit's Delivery Date, in each case as specified by Lessor in the relevant Schedule. The Base Term for each Unit shall commence on its Base Date and continue (i) in the case of Units leased on the first Delivery Date, for one year, and (ii) in the case of Units leased after the first Delivery Date, until the expiration of the Base Term for Units leased on the first Delivery Date. The Base Term for each Unit shall be followed consecutively by up to four Renewal Terms. Each Renewal Term will be for a period of one year. Lessee may elect up to four Renewal Terms for a Unit, provided the last Renewal Term for any Unit shall terminate five years from the Base

 Date of Units leased on the first Delivery Date.

D.   Utilization Period.
     All Delivery Dates for Units leased hereunder must occur between the date of this Lease and the earlier of April 30,1998 and the exercise by Lessee of the Sale Option pursuant to paragraph I (the "Utilization Period").

E.   Location.
     The Units shall at all times be located in the state of California and, on the Schedule relating to each Unit, Lessee shall give Lessor notice of the state, county and city in which such Unit is to be principally located and a description of the Site where such Unit will be located (as to each Unit its "Site"). Lessee shall not change the location of any Unit without the prior written consent of Lessor. Each Schedule will include all Units to be financed at the location set forth on such Schedule.

F.   Rent.
     Lessee shall pay to Lessor the amounts of Base Rent or Renewal
 Rent, as applicable, determined in accordance with this Paragraph and each Schedule. Scheduled installments of Base Rent and Renewal Rent may be adjusted pursuant to Section 6.1 of the Lease. Base Rent and Renewal Rent are determined in part, on the basis of a 360-day year and actual days elapsed, which may result in higher Rent than if a 365-day year is used.

1. Interim Rent. Lessee shall pay rent for each Unit ("Interim Rent") for each day of its Interim Term. Interim Term shall be computed on the full amount of the Purchase Price of the Unit at a rate per annum equal to the Reference Rate. The "Reference Rate" is the rate of interest publicly announced from time to time by Bank of America National Trust and Savings Association in San Francisco, California ("Bank") as its Reference Rate, with any change in the Reference Rate to take effect on the day specified in the public announcement of such change. The Reference Rate is set by Bank based on various factors, including Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. Loans may be priced at, above or below the Reference Rate.
     Interim rent is determined, in part, on the basis of a 360-day year and actual days elapsed which results in a higher rent than if a 365-day year is used. Interim Rent is due and payable when billed by Lessor.

     2.   Base Rent.  On each Payment Date during the Base Term,
 Lessee shall pay to Lessor Base Rent under each Schedule consisting of the amount of Fixed Rent set forth opposite the applicable Payment Date on Annex II to each such Schedule and Variable Rent accrued on the Schedule Balance of each such Schedule during the Rent Period ending on such Payment Date.

     3.   Renewal Rent.  On each Payment Date during any
 Renewal Term in effect, Lessee shall pay to Lessor, Renewal Rent under each Schedule consisting of the amount of Fixed Rent set forth opposite the applicable Payment Date on Annex II to each such Schedule and Variable
 Rent accrued on the Schedule Balance of each such Schedule during the Rent Period ending on such Payment Date.

          "Base Rent" shall mean, with respect to the Lease or any Schedule (as the context may require) all installments of Fixed Rent and

 Variable Rent due and payable by Lessee on each Payment Date during the Base Term.

          "Renewal Rent" shall mean, with respect to the Lease or any Schedule (as the context may require), all payments of Fixed Rent and Variable Rent due and payable by Lessee on each Payment Date occurring during the applicable Renewal Term.

          "Variable Rent" shall mean, with respect to each Rent
 Period, an amount equal to interest accrued on the Lease Balance (or, with respect to a Schedule, on the Schedule Balance) outstanding during such period at the Interest Rate.

          "Fixed Rent" shall mean, for each Payment Date during a Base Term and each Renewal Term, that portion of the installment of Rent payable on such Payment Date set forth on Annex II to the applicable Schedule or Schedules.

          "LIBO Rate" shall mean, relative to any Rent Period with respect to the Lease Balance and each Schedule Balance, the rate of interest equal to the average (rounded upwards, if necessary, to the nearest 1/16 of 1%) of the rates per annum at which Dollar deposits in immediately available funds are offered by Bank of America National Trust & Savings Association's LIBOR Office in the London interbank market as at or about 11:00 a.m. London time two Business Days prior to the beginning of such Rent Period for delivery on the first day of such Rent Period, and in an amount approximately equal to the amount of the Lease Balance or the applicable Schedule Balance and for a period approximately equal to such Rent Period.

          "LIBOR Office" shall mean Bank of America National
 Trust & Savings Association's London, England branch, or such other office of Bank of America National Trust & Savings Association as designated from time to time by notice from Lessor to Lessee, whether or not outside the United States, which shall be used for purposes of establishing LIBO Rates hereunder.

          "Rent Period" shall mean, for the Base Term and any Renewal Term the period beginning on the first day of such Base Term and ending on (but excluding) the date which numerically corresponds to such date three months thereafter and each consecutive three-month period thereafter, with each such period ending on the date which numerically corresponds to the date on which such period commenced; provided, however, that (a) if such Rent Period would otherwise end on a day which is not a Business Day, then such Rent period shall end on the next following Business Day, unless (solely for purposes of determining Rent periods in connection with calculating Variable Rent on a LIBO Rate basis) such next following Business Day is the first Business Day of a calendar month, in which case such Rent period shall end on the Business Day immediately preceding such numerically corresponding day, and (b) no Rent Period may end later than the last day of the Lease Term.

     "Business Day" shall mean any day on which
     (a) Federal and state chartered banks in San Francisco, California are open for commercial banking business; and
     (b) solely with respect to determinations of Variable Rent and Rent Periods, dealings in Dollars are carried on in the London interbank market.
     "Interest Rate" shall mean, with respect to any Rent Period, the rate per annum equal to the sum of the LIBO Rate for such Rent Period plus the number of basis points set forth below opposite Lessee's Leverage Ratio (as defined in that certain Credit Agreement dated as of October 20, 1997 between Todd-AO Corporation and Bank of America National Trust and
 Savings Association, the "Credit Agreement") at the date Lessor sets the LIBO Rate for the immediately succeeding Rent Period:

Leverage Ratio                      Basis Points

greater than 2.50                   2.00
greater than 2.00 and less than 2.50         1.50
greater than 1.50 and less than 2.00         1.25
greater than 1.00 and less than 1.50         1.00
greater than 1.00                   0.75

     "Payment Date" shall mean the last day of each Rent Period.

G.   Other Charges.

     1. Late Payment Charges. The interest rate on late payments shall be 2% per annum in excess of the Interest Rate computed daily on the basis of a 360-day year and actual days elapsed, which results in more interest than if a 365-day year is used.

     2.   Termination Charges.  Upon any termination or expiration
 of this Lease before the scheduled expiration of the last Renewal Term as to any Unit, a casualty occurrence or a default, in addition to all other amounts to be paid by Lessee, Lessee shall pay Lessor an amount equal to a percentage set forth below of the Lease Balance, Schedule Balance or Unit Balance as applicable together with all costs incurred by Lessor for breakage:
Base Term           2%
First Renewal Term       1.5 %
Second Renewal Term      1.0%
Third Renewal Term       0.5%
Fourth Renewal Term      0

H.   Early Termination.
     If no Event of Default exists, Lessee may, by notice to Lessor, terminate this Lease with respect to all but not less than all the Units for which the Lease expires on the same date. Such notice shall specify a date (the "Termination Date") with respect to each such Unit, not more than 120 and not less than 30 days after such notice is given, which shall be a Rent Payment Date on or after the later of the fourth Payment Date with respect to such Unit. On the Termination Date, with respect to each Unit Lessee shall pay to Lessor the Unit Balance for the Unit computed as of such date and any Other Charges required hereunder. Upon such payment, the obligation of Lessee to pay rent hereunder with respect to the Unit after the Termination Date shall cease, the term for the Unit shall end on the Termination Date, and Lessor shall execute and deliver to Lessee or its assignee or nominee a bill of sale (without representations or warranties except that the Unit is free and clear of all claims, liens, security interests and other encumbrances by or in favor of any person claiming by, through or under Lessor) for the Unit, and such other documents as may be required to release the Unit from the terms of this Lease and to transfer title thereto to Lessee or such assignee or nominee, in such form as may reasonably be requested by Lessee, all at Lessee's expense.

I.   Lease Termination.
     1. Lessee's Options. Not later than 360 days prior to the last day of the Base Term or any Renewal Term then in effect for each Schedule, Lessee shall by delivery of written notice to Lessor exercise one of the following options (provided that paragraph (a) below shall not be applicable with respect to the last Renewal Term applicable to any Unit):
     (a) renew this Lease with respect to all, but not less than all, of the Units then subject to such Schedule for an additional one year
 Renewal Term (the "Renewal Option") on the terms and conditions set forth herein; or
     (b)  purchase for cash for the Purchase Option Exercise
 Amount all, but not less than all, of the Units then subject to such Schedule on the last day of the Base Term or Renewal Term with respect to which such option is exercised (the "Fixed Price Purchase Option"); or
     (c) sell on behalf of Lessor for cash to a purchaser or purchasers not in any way affiliated with Lessee all, but not less than all, of the Units then subject to such Schedule on the last day of the Base Term or of any Renewal Term then in effect with respect to which such option is exercised (the "Sale Option"). Simultaneously with a sale pursuant to the Sale Option, Lessee shall pay to Lessor, from the gross proceeds of sale of Units subject to such Schedule, without deductions or expense reimbursements (the "Proceeds"), the Schedule Balance with respect to such Schedule as of the termination date (as determined after any payment of Rent on such date). If the Proceeds exceed the Schedule Balance for such Schedule together with all other amounts owed by Lessee under the Lease but do not exceed the Lease Balance, the excess will be retained by Lessor to secure the remaining obligations of Lessee under the Lease. If the Proceeds exceed the Lease Balance, together with all other amounts owed by Lessee under the Lease, Lessee will retain the portion of the Proceeds in excess thereof. If the Proceeds are less than the applicable Schedule Balance as of such date, Lessee will pay or will cause to be paid to Lessor on the termination date in addition to all other amounts owed under the Lease: (i) the Proceeds; and (ii) at Lessor's option either:
 (x) the Applicable Percentage Amount with respect to such Schedule or (y) the Recourse Deficiency Amount with respect to such Schedule (the amount determined pursuant to this clause (ii) shall be referred to as the "Sale Recourse Amount" as to any Schedule); provided that in no event shall the Sale Recourse Amount exceed the Schedule Balance with respect to any Schedule (after taking into account all payments of Rent and Proceeds applied against such Schedule Balance on such date), it being understood, however, that the amount payable pursuant to this Paragraph I shall in no event be construed to limit any other obligation of Lessee under the Lease. Lessor shall exercise the options with respect to each Schedule in the preceding sentence by written notice to Lessee not later than five Business Days prior to the last day of the Lease Term for Units subject to such Schedule. The obligation of Lessee to pay the Sale Recourse Amount shall be a recourse obligation of Lessee and shall be payable on the date provided for in the preceding sentence without regard to the amount of Proceeds.

     2.   Election of Options.  Lessee's election of the Fixed Price
 Purchase Option will be irrevocable at the time made, but if Lessee fails to make a timely election, Lessee will be deemed, in the case of the Base Term and each Renewal Term then in effect (other than the last Renewal Term) to have irrevocably elected the Renewal Option and, in the case of the last Renewal Term applicable to each Unit, Lessee will be deemed to have irrevocably elected the Fixed Price Purchase Option with respect to such Unit. In addition, the Sale Option shall automatically be revoked if there exists an Event of Default at any time after the Sale Option is properly elected and Lessor shall be entitled to exercise all rights and remedies provided in the Lease. Lessee may not elect the Sale Option if there exists on the date the election is made an Event of Default or a Default. Election of the Fixed Price Purchase Option for any Schedule shall be deemed to be Lessee's election of the Fixed Price Purchase Option for all Schedules.

     3.   Sale Option Procedures.  If Lessee elects the Sale Option,
 Lessee shall use its best commercial efforts to obtain the highest all cash purchase price for the Units covered by Schedules as to which such option is exercised. All costs related to such sale and delivery, including, without limitation, the cost of sales agents, removal of the Units, provision of the Support Rights, delivery of documents and Units, certification and testing of the Units in any location chosen by the buyer or prospective buyer, legal costs, costs of notices, any advertisement or other similar costs, or other information and of any parts, configurations, repairs or modifications desired by a buyer or prospective buyer shall be borne entirely by Lessee, without regard to whether such costs were incurred by Lessor, Lessee or any potentially qualified buyer, and shall in no event be paid from any of the Proceeds. Lessor shall have no responsibility for procuring any purchaser. If, nevertheless, Lessor undertakes any sales efforts, Lessee shall promptly reimburse Lessor for any charges, costs and expenses incurred in such effort, including any allocated time charges, costs and expenses of internal counsel or other attorneys' fees. Upon a sale pursuant to the Sale Option, the Units shall be in the condition required by the Lease and shall be upgraded to the best available industry standards from time to time. Lessor shall determine whether to accept the highest all cash offer for the Units. Any purchaser or purchasers of the Units shall not in any way be affiliated with Lessee.


     4.   Appraisals.  If Lessee exercises the Sale Option and the
 Proceeds from the sale of all Units subject to the applicable Schedule are less than the applicable Schedule Balance, Lessor, at its option, shall engage an appraiser of nationally recognized standing, at Lessee's expense, to determine (by appraisal methods satisfactory to Lessor) the fair market value of the Units that were subject to the Schedule as of (a) the first day of the Renewal Term in which the Sale Option was elected, and (b) the termination date. The appraiser's conclusion relating to the first day of the Renewal Term shall be used in calculating the "Recourse Deficiency Amount." In addition, if the appraisal concludes that the fair market value of such Units as of the termination date was in excess of the Proceeds from the sale of all Units subject to such Schedule, Lessee shall promptly pay to Lessor, such excess, which together with such Proceeds so paid to Lessor shall not exceed the Schedule Balance.

"Applicable Percentage". With respect to each Schedule, as of the end of the Base Term and each Renewal Term, the percentage set forth opposite each such date on Annex II to such Schedule.

"Applicable Percentage Amount". With respect to each Schedule, the sum of the products obtained by multiplying the Purchase Price of the Units covered by such Schedule by the Applicable Percentage.

"Purchase Option Exercise Amount".  On the last day of the Base Term and each Renewal Term with respect to each Schedule, the sum of (i) the Schedule Balance and (ii) any applicable Other Charges, and (iii) all other amounts then due and payable under the Lease related to such Schedule.
          "Recourse Deficiency Amount". With respect to the exercise of the Sale Option, (a) for each Schedule, the difference of (i) the
 Purchase Option Exercise Amount at the end of any Renewal Term in which such Sale Option was elected minus (ii) the product obtained by multiplying (i) a percentage to be set forth on Annex II to such Schedule by
 (ii) the appraised value of the Units covered by such Schedule as of the first day of the Renewal Term in which the Sale Option was elected, and (b) for the Lease, the aggregate of all amounts determined pursuant to the foregoing clause (a) for all Schedules then in effect.

J.   Financial Covenants.
     Lessee shall at all times comply, and shall cause each of its subsidiaries and affiliates to comply, with the covenants set forth in the Credit Agreement (giving effect to any applicable grace and cure periods), and in determining compliance with such covenants for purposes of this Agreement at any time following the termination of such facility (1) each covenant in effect immediately prior to the termination of such facility shall be deemed to have survived such termination and be incorporated herein, and (2) any action that would require consent or approval thereunder shall require the consent or approval of Lessor.

K.  Negative Pledge.
     During the Lease Term Lessee shall not create, assume or suffer to exist any security interest, encumbrance or lien (including the lien of an attachment, judgment or execution), securing a charge or obligation, on or of any of its current assets, as such term is defined under general accepted accounting principles, whether now owned or hereafter acquired.

L.   Excessive Use Indemnity.
     In the event that at the end of the Lease Term as to any Schedule:
 (a) Lessee elects the Sale Option; and (b) after paying to Lessor any amounts due under Paragraph 1 of the Appendix of the Lease, Proceeds and the Sale Recourse Amount, Lessor does not have sufficient funds to reduce the applicable Schedule Balance to zero, then Lessee shall promptly pay over to Lessor the shortfall unless Lessee delivers a report from the Appraiser in form and substance satisfactory to the Lessor which establishes that the decline in value in each Unit which was sold pursuant to the Sale Option from that amount anticipated for such date in the Appraiser's report delivered with respect to such Unit on the applicable Delivery Date was not due to extraordinary use, failure to maintain or replace, failure to use, workmanship or method of installation or removal or any other cause or condition within the power of Lessee to control or effect (each an "Excessive Use").

M.   Support Rights.
     Lessee shall promptly upon the request of Lessor at any time after
 (a) a material adverse change in the business, financial condition or prospects of Lessee, (b) a Default or Event of Default, or (c) the exercise by Lessee of the Sale Option with respect to any Units, but no later than the expiration or termination of the Lease (i) enter into an easement or similar agreement on terms and conditions acceptable to Lessor and any purchaser providing for the benefit of Lessor and any purchaser of a Unit, for the use of such Unit at the applicable Site and for the use of any Ancillary

 Facilities, (ii) provide indemnity or hold harmless agreements (including an environmental indemnity) in form satisfactory to Lessor and any purchaser agreeing to indemnify and hold harmless Lessor and any purchaser from any imposition, claim or damage arising from or in connection with the Units, any Ancillary Facilities, the Site or the operation by Lessee, Lessor or any purchaser of the Units, any Ancillary Facilities or the Site other than impositions, claims or damages arising as a result of the willful misconduct of such person, (iii) to the extent assignable, assign or grant to Lessor or purchasers of the Units any and all supply, sales, utility, service or similar contracts, licenses, agreements or rights which Lessee may have entered into or have for the supply of material or services to, or for the operation of the Units, any Ancillary Facilities or the Site or for the sale or transportation of products stored, processed or handled by the Units, any Ancillary Facilities or the Site, (iv) grant or assign or cause to be granted or assigned to Lessor or any purchaser of the Units all other rights necessary or convenient in the judgment of Lessor or any purchaser to operate the Units at the Site and any Ancillary Facilities; and (v) take all actions requested by Lessor or any purchaser to permit operation of the Units, the Site and any Ancillary Facilities, in-place or otherwise, by Lessor or any purchaser for the remaining useful life of the Units including the provision of services requested by Lessor or any purchaser at Lessee's cost.
     If Lessor requests the Lessee actions described in this Paragraph
 M, Lessee shall throughout the economic useful life of the Units: (I) provide all required governmental and other approvals for the continued operation of the Units, the Site and any Ancillary Facilities, (ii) to the
extent permitted by law, provide access at Lessee's cost to all Ancillary
 Facilities including any waste treatment systems used by Lessee for the benefit of Lessor or any purchaser of the Units, and warrant that any and all waste or other products of or from the operation of the Units, any Ancillary Facilities and the Site will comply with all applicable regulations and requirements of the Units, the Ancillary Facilities and the Site are used in the service in which they were used at the time of delivery to Lessor or such purchaser, (iii) provide use of Lessee's facilities, if any, at the Site to Lessor or purchasers of the Units or their agents, on a nondiscriminatory basis so as to permit unimpeded access to such facilities, (iv) maintain in Lessee's inventory at all times a sufficient number of replacement parts to ensure the continued and uninterrupted operation of the Units and any Ancillary Facilities and provide such parts to Lessor or purchasers of the Units at direct cost without profit to Lessee, (v) provide operational daily maintenance and preventative major maintenance for the Units, the Site and any Ancillary Facilities to the Lessor or purchasers of the Units at Lessee's cost (vi) provide quality control procedures to the Lessor or purchasers of the Units to ensure that all product in process, all final product and all incoming raw materials meet such standards as lessor or purchasers may require at Lessee's cost, (vii) maintain the Units, the Site and any Ancillary Facilities in the condition specified in the Lease, (viii) at the request of and as directed by Lessor or any purchaser operate the Units, and Ancillary Facilities and the Site at Lessee's sole cost, and (ix) certify annually in a form acceptable to Lessor or any purchaser, and with such supporting evidence and documentation acceptable to Lessor and any purchaser, that the Units, any Ancillary Facilities and the Site are in compliance with all appropriate federal, state and local environmental and workplace regulations and standards.
     All of the rights and benefits of Lessor and any purchaser described in this Paragraph M are referred to herein as the "Support Rights".

     The "Site" with respect to any Unit will be the location described for such Unit on Annex III to the Schedule for such Unit.
     "Ancillary Facilities" includes all property, including intellectual property, owned or leased by or available to Lessee and in any way used in connection with or related to the Units or any Site.

N.   Substitution of Units.
     1. Except (i) during any period when there exists an Event of Default or Default and (ii) at any time after Lessee elects any Sale Option, Lessee may substitute a unit of equipment of similar age, quality and manufacture, and of equal or greater utility and value (including residual value at expirations), for any Unit. For this purpose, the value of any Unit and any proposed substitute unit shall be mutually agreed by Lessor and Lessee. If Lessor and Lessee are not able to agree upon such values, an independent appraiser mutually acceptable to Lessor and Lessee shall be selected to determine such values, at Lessee's expense.

     2. Lessor shall release Units from this Lease pursuant to this Paragraph upon the following conditions:
     (a)  Lessor shall deliver to Lessee a quitclaim bill of sale
 (without representations or warranties except that the Unit is free and clear of all claims, liens, security interests and other encumbrances by or in favor of any person claiming by, through or under Lessor) for such Units, and such other documents as may be required to release such Units from the terms of this Lease, in such form as may reasonably be requested by Lessee, all at Lessee's expense;
     (b) Lessee shall provide evidence that Lessor has a prior perfected first priority lien and security interest in a qualified substitute unit, including appropriate UCC financing statement filings;
     (c) Lessee shall deliver such other documents, instruments, showings and opinions as reasonably may be requested by Lessor.
Upon satisfaction of clauses (a) through (c) of this Section, (i) each such substitute unit shall be a "Unit" for all purposes of the Lease, and (ii) the Schedule, Lease Term, Rent, Payment Dates, and termination options applicable to each such substitute Unit shall be the same as those applicable to the Unit for which it was substituted.

O.   Direct Payment to Participants.
     If Lessor notifies Lessee that it has participated a portion of its interest in the Lease to another party, and if Lessor so requests, Lessee will (i) make its payments of Rent, Purchase Option Exercise Amount and Sale Recourse Amount in the proportions identified in writing by Lessor both to Lessor and directly to any such identified participant; and (ii) provide copies of all reports, financial information, notices or other communications required by or relating to the Lease directly to any such identified participant.

Year 2000
(a) Lessee is in the process of (i) undertaking a detailed review and assessment of all areas within its business and operations that could be adversely affected by the "Year 2000 problem" (that is, the risk that computer applications used by Lessee may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developing a detailed plan and timeline for addressing the year 2000 problem on a timely basis, and (iii) will implement that plan in accordance with that timetable but in no event later than December 31, 1998. Lessee reasonably anticipates that all computer applications that are material to its business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (i.e., be "Year 2000 compliant").
Lessee will use its best efforts to inquire of each of its key suppliers, vendors and customers as to whether such persons will on a timely basis be Year 2000 compliant in all material respects and to take appropriate remedial action with respect to any of such persons who are not expected to be so compliant. For purposes hereof "key suppliers, vendors and customers" refers to those suppliers, vendors and customers of Lessee the business failure of which would with reasonable probability result in a material adverse change in the business, properties, condition (financial or otherwise) or prospects of Lessee.

Completion Covenant
Lessee has ordered from various vendors the equipment set forth in Exhibit
 F (the "New Bundy Equipment"). Lessee hereby represents, warrants and covenants to and with Lessor that, during the Utilization Period, Lessee will acquire, sell to and leaseback from Lessor the New Bundy Equipment and will install and make the New Bundy Equipment operational at Lessee's facility at 1861 South Bundy Drive, West Los Angeles, California 90025.


EXHIBIT A
     TO
     LEASE INTENDED AS SECURITY
     FORM OF
     DELIVERY DATE NOTICE

     (Date)

TO:       BA Leasing & Capital Corporation, a California
 corporation ("Lessor") under that certain Lease Intended as Security dated
 as of         , 1997, (the "Lease") between Lessor and Todd-AO Studios West
 (all capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Lease, unless the context otherwise requires).

FROM:          Todd-AO Studios West

REGARDING:     Delivery Date Closing

     1.   A Delivery Date closing is scheduled for         , 1997 at the
 offices of Lessor, 555 California Street, 4th Floor, San Francisco, CA
  94104.

     2. The Units to be acquired and accepted on such date are identified on Annex I hereto.

     3.   The aggregate Purchase Price for the Units to be acquired
 is $             , to be funded by Lessor in accordance with the Lease.  The
 Purchase Price for each Unit is listed on Annex I hereto.

     The Purchase Price shall be sent by wire transfer to Lessee at the following account:

     [Lessee's Wire Instructions].

     Todd-AO Studios West

     By:

     Name Printed:

     Title:

     ANNEX I
     TO
     EXHIBIT A


     Description of Units


Make      Model          Serial#        Purchase Price

Location**

     EXHIBIT B
     TO
     LEASE INTENDED AS SECURITY

     LEASE SCHEDULE AND ACCEPTANCE CERTIFICATE NO.

     Reference is made to the Lease Intended as Security dated as of
             , 19    between BA LEASING & CAPITAL CORPORATION, as
 Lessor, and TODD-AO STUDIOS WEST, as Lessee (together with the
 Appendix thereto, the "Lease"; capitalized terms not otherwise defined herein having the same meanings as in the Lease). The Lease is incorporated herein by reference.

     1. ACCEPTANCE; CONFIRMATIONS. Lessee confirms that (A) the equipment described in Annex I (the "Units") has been delivered to, is in the possession of and are accepted by Lessee for leasing under, and constitutes "Units" subject to and governed by, the Lease, (B) the Units
 (i) have been fully inspected by qualified agents of Lessee and are in good order, operating condition and repair, (ii) have been properly installed,
 (iii) meet all recommended or applicable safety standards, (iv) are, as of the Delivery Date set forth below, available for use and service by Lessee and Lessor, and (v) have been marked or labeled showing Lessor's interest in the form and to the extent required by the Lease; and (C) Lessee must pay the rent and all other sums provided for in the Leases with respect to such Units.

     2.  TERM, DELIVERY DATE, APPLICABLE PERCENTAGE
 AND SCHEDULE BALANCE. The Lease Term of this Schedule shall commence on the date hereof. The Delivery Date, the Base Date, the Applicable Percentage and the Schedule Balance as of each Payment Date, assuming the payment of all scheduled installments of Fixed Rent hereunder through such Payment Date, are set forth, respectively, in the appropriate portions of Annex II hereto. Lessee may renew the Lease with respect to the Units for up to 4 consecutive one-year Renewal Terms.

     3. RENT. On each Payment Date during the Base Term and during each Renewal Term in effect, Lessee shall pay to Lessor, the amount of the Fixed Rent set forth at Annex II hereto and the applicable amount of Variable Rent. Lessee hereby confirms its agreement, in accordance with the Lease as supplemented by this Lease Schedule, to pay Rent to Lessor, for each Unit leased hereunder. Nothing herein shall reduce Lessee's obligation to make all other payments required under the Lease, including those payments to be made on the last day of the Lease Term pursuant to Paragraph I of the Appendix to Lease.

     4. WARRANTY. Lessee hereby represents and warrants that (I) no event which would constitute a Casualty Occurrence under the Lease has occurred with respect to the Units set forth on Annex I hereto as of the date hereof, and (ii) no Default or Event of Default exists on the date hereof. Lessee hereby reaffirms each of the representations and warranties set forth in the Lease as if made on the date hereof, including that the Units set forth on Annex I hereto are free and clear of all liens other than liens in favor of Lessor.

     5. CHATTEL PAPER COUNTERPARTS. Two counterparts of this Lease Schedule and Acceptance Certificate have been executed by the parties hereto. One counterpart has been prominently marked "Lessor's Copy". One counterpart has been prominently marked "Lessee's Copy". Only the counterpart marked "Lessor's Copy" shall evidence a monetary obligation of Lessee.

     IN WITNESS WHEREOF, Lessor and Lessee have executed this
 Lease Schedule and Acceptance Certificate as of the Delivery Date set forth above.

Lessor:

BA LEASING & CAPITAL CORPORATION

By
Title:

     Lessee:

     TODD-AO STUDIOS WEST


     Dated as of:                     , 19

     ANNEX I
     TO
     LEASE SCHEDULE AND ACCEPTANCE
     CERTIFICATE NO. __


Units Purchased by Lessor
and Subject to this Lease Schedule
and Acceptance Certificate                        Purchase Price

     ANNEX II
     TO
     LEASE SCHEDULE AND ACCEPTANCE
     CERTIFICATE NO. __

Delivery Date:                ____________

Aggregate Purchase Price      ____________

Base Date:               ____________

     "Applicable Percentage" shall mean, with respect to the end of the Base Term and each Renewal Term, the percentage set forth below opposite each such date:

     End of                        Applicable Percentage

     Base Term                     __%
     First Renewal Term                 __%
     Second Renewal Term                __%
     Third Renewal Term                 __%
     Fourth Renewal Term                __%

     The percentage used to calculate the Recourse Deficiency Amount with respect to the Units described in this Schedule shall be 15%.

     Fixed Rent Payments & Schedule Balance:

   Payment        Fixed
    Number        Rent Payment     Schedule Balance






        TOTALS:
     ANNEX III
     TO
     LEASE SCHEDULE AND ACCEPTANCE
     CERTIFICATE NO. __



Location of Units:

[street address, state, county, city]

[legal description of Site]

     EXHIBIT C
     TO
     LEASE INTENDED AS SECURITY


RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

Name

Street
Address
City,
State, Zip


SPACE ABOVE THIS LINE FOR RECORDER'S USE

     CONSENT TO REMOVAL OF PERSONAL PROPERTY


KNOW ALL MEN BY THESE PRESENTS:

(i)The undersigned has an interest
                   as
                     (OWNER, MORTGAGE HOLDER, TRUST DEED
                      HOLDER, LESSOR, SELLER UNDER CONDI-
                      TIONAL CONTRACT OF PURCHASE AND SALE)

in the real property, described in Annex 1 (the "Real Property"):




     (ii) ("Lessee") has entered into or will enter into a Lease Intended as Security with BA Leasing & Capital Corporation ("Lessor");
 the Lease covers certain personal property (the "Personal Property") which is or will be located upon the Real Property, and is described as follows:





     (iii) Lessor, as a condition to entering into the Lease, requires that the undersigned consent to the removal by Lessor of the Personal Property from the Real Property, no matter how it is affixed thereto, and to the other matters set forth below.


     NOW, THEREFORE, for a good and sufficient consideration, receipt of which is hereby acknowledged, the undersigned consents to the placing of the Personal Property on the Real Property, and agrees with Lessor as follows:

1. The Personal Property shall be considered to be personal property and shall not be considered part of the Real Property regardless of whether or by what means it is or may become attached or affixed to the Real Property.

2. The undersigned has not and will not claim any interest in the Personal Property.

3. The undersigned will permit Lessor to enter upon the Real Property for the purpose of exercising any right it may have under the terms of the Lease, or otherwise including, without limitation, the right to remove the Personal Property from the Real Property; provided, however, that if Lessor, in removing the Personal Property damages any improvements of the undersigned on the Real Property, Lessor will at its expense, cause same to be repaired.

     4. This agreement shall be binding upon the heirs, successors and assigns of the undersigned.

     IN WITNESS WHEREOF, the undersigned has executed this
 instrument on                           , 19  .



     By:                                     By:

     The foregoing Consent must be
     acknowledged before a Notary
     Public and returned to
     BA LEASING & CAPITAL CORPORATION

     ANNEX 1
     TO
     EXHIBIT C



That certain real property in the County of _________, State of ______________, legally described as:

     EXHIBIT D
TO
     LEASE INTENDED AS SECURITY


     BILL OF SALE

     For valuable consideration TODD-AO STUDIOS WEST ("Seller") sells to BA LEASING & CAPITAL CORPORATION ("Buyer"), the property listed on Annex A (the "Property").

     Seller covenants and warrants that:

     (1) it is the owner of, and has absolute title to, the Property which is free and clear of all claims, liens and encumbrances;

     (2) it has the present right, power, and authority to sell the Property to Buyer; and

     (3) this Bill of Sale is a legal, valid and binding obligation of Seller.

     Seller shall forever warrant and defend the sale of the Property to Buyer, its successors and assigns, against any person claiming an interest in the Property.

     This Bill of Sale is binding on the successors and assigns of Seller and inures to the benefit of the successors and assigns of Buyer.

     Executed on                           , 19   , at

                         TODD-AO STUDIOS WEST



                         By


                         Title


        ANNEX A
     TO
     BILL OF SALE


Description of Units     Location      Purchase Price

     EXHIBIT E-1
TO
     LEASE INTENDED AS SECURITY

     OPINION OF LESSEE'S COUNSEL

BA Leasing & Capital Corporation
Two Embarcadero Center
San Francisco, California

Attention:

     Re:  Lease Intended as Security dated as of
          BA Leasing & Capital Corporation, as Lessor, and
                                     , as Lessee

Ladies and Gentlemen:


     The undersigned is counsel for  Todd-AO Studios West ("Lessee"),
 a California corporation, having its principal place of business at     ,
 and in such capacity have examined counterparts of the documents executed by Lessee in connection with leasing of certain personal property pursuant to the Lease Intended as Security (the "Lease") dated as of
             19, , between Lessee and BA Leasing & Capital Corporation ("Lessor"). We have examined the Lease, the certificates of officers and representatives of Lessee and such other documents and papers as we have deemed necessary for the expression of the opinions contained herein. In such examinations we have assumed the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents.

     Based on our examinations mentioned above and relying upon statements of fact contained in the documents we have examined, we are of the opinion that:

     (1) Lessee is a corporation duly organized and existing under the laws of Delaware, is qualified to do business in every state in which the quantity or nature of its business or property make such qualification necessary, is in good standing in each such state and has full and adequate corporate powers to carry on and conduct its business as now conducted.

     (2) The Lease has been duly authorized, executed and delivered by Lessee and is a legal, valid and binding agreement of Lessee.

     (3) Lessee has full right, power and authority to execute and deliver the Lease and perform its obligations thereunder; and the execution and delivery of the Lease by Lessee does not, and performance by Lessee thereof will not, contravene any charter or by-law provision of Lessee or of any indenture, covenant, instrument or agreement of to which Lessee is a party or by which Lessee or any of its properties is bound or affected.

     (4) No approval, consent, exemption, authorization or other action by, or notice to or filing with, any government authority is necessary in connection with the execution, delivery, performance by Lessee or enforcement by Lessor of the Lease, or if necessary the same has been obtained as described in Annex A.

     (5) There is no law, rule or regulation that would be contravened by the execution, delivery, performance by Lessee or enforcement by Lessor of the Lease, nor are there, as of the date hereof, any actions, suits, or proceedings (whether or not purportedly on behalf of Lessee) pending, or to our knowledge, threatened against or affecting
 Lessee, at law or in equity or before any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which involve the possibility of any judgment, or liability, which items are not fully covered by insurance, or which may result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of Lessee, and we have no knowledge of any default on Lessee's part with respect to any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, that may result in such material adverse change.

     (6) The Units to be leased in accordance with the Lease will be personal property.

     (7) The Lease is enforceable against Lessee in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally now or hereafter in effect and to the application of equitable principles if equitable remedies are sought.

          Very truly yours,


     EXHIBIT E-2
     TO
     LEASE INTENDED AS SECURITY


     OPINION OF GUARANTOR'S COUNSEL


BA Leasing & Capital Corporation

555 California Street, 4th Floor
San Francisco, California  94104

Attention:

     Re:  Lease Intended as Security dated as of

          BA Leasing & Capital Corporation ("Lessor") and Todd-AO Studios West ("Lessee").

Ladies and Gentlemen:

     The undersigned is counsel for Todd-AO Corporation
 ("Guarantor"), a Delaware corporation, having its principal place of
 business at              , and in such capacity has examined counterparts
 of the Guaranty dated                         , 19     executed by Guarantor
 (the "Guaranty") in connection with leasing of certain personal property
 pursuant to a Lease Intended as Security dated as of            (the "Lease")
 between Lessee and Lessor. I have examined the Lease and the Guaranty, the certificates of officers and representatives of Guarantor and such other documents and papers as I have deemed necessary for the expression of the opinions contained herein. In such examinations I have assumed the authenticity of all documents submitted to me as originals, conformity to the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents.

     Based on my examinations mentioned above and relying upon statements of fact contained in the documents I have examined, I am of the opinion that:

     1. Guarantor is a corporation duly organized and existing in good standing under the laws Delaware, is qualified to do business in every state in which the quantity or nature of its business or property make such qualification necessary, is in good standing in each such state and has full and adequate corporate powers to carry on and conduct its business as now conducted.

     2. The Guaranty has been duly authorized, executed and delivered by Guarantor and is a legal, valid and binding agreement of Guarantor.

     3. Guarantor has full right, power and authority to execute and deliver the Guaranty and perform its obligations thereunder; and the execution and delivery of the Guaranty by Guarantor does not, and the performance by Guarantor thereof will not, contravene any charter or by-law provision of Guarantor or any indenture, covenant, instrument or agreement to which Guarantor is a party or by which Guarantor or any of its properties is bound or affected.

     4. No approval, consent, exemption or other action by, or notice to or filing with, any government authority is necessary in connection with the execution, delivery, performance by Guarantor or enforcement by Lessor of the Guaranty, or if necessary the same has been obtained as described in Annex A.

     5. There is no law, rule or regulation that would be contravened by the execution, delivery, performance by Guarantor or enforcement by Lessor of the Guaranty, nor are there, as of the date hereof, any actions, suits, or proceedings (whether or not purportedly on behalf of Guarantor) pending, or to my knowledge, threatened against or affecting Guarantor, at law or in equity or before any Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, which involve the possibility of any judgment, or liability, which items are not fully covered by insurance, or which may result in any material adverse change in the business, operations, properties or assets or in the condition, financial or otherwise, of Guarantor, and I have no knowledge of any default on Guarantor's part with respect to any order, writ, injunction or decree of any court or Federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, that may result in such material adverse change.

     6. The Guaranty is enforceable against Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors' rights generally now or hereafter in effect and to the application of equitable principles if equitable remedies are sought.


               Very truly yours,



     EXHIBIT F
     TO
     LEASE INTENDED AS SECURITY

New Bundy Equipment


EXHIBIT G
     TO
     LEASE INTENDED AS SECURITY

     GUARANTY

     WHEREAS, BA Leasing & Capital Corporation ("Lessor"), as a condition precedent to entering into a lease agreement dated as of November __, 1997 (the "Lease") between Lessor and Todd-AO Studios West ("Lessee") has requested that Todd-AO Corporation ("Guarantor") unconditionally guarantee the obligations of Lessee under the Lease and under any other agreement executed in connection with the Lease (the "Obligations").

     NOW, THEREFORE, Guarantor unconditionally guarantees and promises to pay to Lessor, or order, on demand any and all of the Obligations.

     The liabilities of Guarantor are and separate and independent of the Obligations, and a separate action may be brought and prosecuted against Guarantor whether action is brought against Lessee or whether Lessee is joined in any such action; and Guarantor waives the benefit of any Statute of Limitations affecting their liability hereunder or the enforcement thereof.

     The liability under this Guaranty is exclusive of liability under any other guaranties executed by Guarantor for the benefit of Lessor or any company related to Lessor.

     Guarantor authorizes Lessor, without notice or demand and without affecting its liability hereunder, from time to time, to:

          (a) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Obligations or any part thereof;

          (b) accept and hold security for the payment of this Guaranty or the Obligations, and exchange, enforce, waive, release, fail to perfect, sell or otherwise dispose of any such security;

          (c) apply such security and direct the order and manner of sale thereof as Lessor in its discretion may determine; and

          (d) release or substitute any one or more of the endorsers or guarantors.

     Guarantor waives any right to require Lessor to (a) proceed against Lessee, (b) proceed against or exhaust any security held from Lessee, or (c) pursue any other remedy in Lessor's power whatsoever. Guarantor waive any defense arising by reason of any disability or other defense of Lessee or by reason of the cessation from any cause whatsoever of the liability of Lessee or any claim that Guarantor's obligations exceed or are more burdensome than those of Lessee. Guarantor shall have no right of subrogation, and waive any right to enforce any remedy Lessor now has or may hereafter have against Lessee, and waives any interest in the property leased and any benefit of, and any right to participate in any security now or hereafter held by Lessor. Lessor may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations and, even though the foreclosure may destroy or diminish Guarantors' rights against Lessee, Guarantor shall be liable to Lessor for any part of the Obligations remaining unpaid after the foreclosure. Guarantor waives all presentments, demands for performance, notices of non-performance, protests, notices of protests, notices of dishonor, and notices of acceptance of this Guaranty and of the existence, creation, or incurring of new or additional Obligations. Guarantor expressly waives any and all rights of subrogation, reimbursement and contribution (contractual, statutory or otherwise), including without limitation, any "claim" or right of subrogation under Title 11 of the U.S. Code, against Lessee/Debtor arising from the existence or performance of this guaranty or the Lease and

 Guarantor irrevocably waives any right to enforce any remedy Lessor now has or may hereafter have against Lessee/Debtor, and waives any benefit of, and any right to participate in, any security now or hereafter held by Lessor.

     In addition to all liens upon, and rights of setoff against the moneys, securities and other property of Guarantor given to Lessor by law, Lessor shall have a lien upon and a right of setoff against all moneys, securities and other property of Guarantor now or hereafter in the possession of or on deposit with Lessor whether held in a general or special account or deposit, or for safekeeping or otherwise, and every such lien and right of setoff may be exercised without demand upon or notice to

 Guarantor. No lien or right of setoff shall be deemed to have been waived by any act or conduct on the part of Lessor, or by any neglect to exercise such right of setoff or to enforce such lien, or by any delay in so doing, and every right of setoff and lien shall continue in full force and effect until such right of setoff or lien is specifically waived or released by an instrument in writing executed by Lessor.

     Any obligations of Lessee to Guarantor, now or hereafter existing, including but not limited to any obligations to Guarantor as subrogees of Lessor or resulting from Guarantor' s performance under this Guaranty, are hereby subordinated to the Obligations and any other indebtedness of Lessee to Lessor. Such Obligations of Lessee to Guarantors, if Lessor shall so request, shall be enforced and performance received by Guarantor as trustees for Lessor and shall be paid over to Lessor on account of the Obligations and any other indebtedness of Lessee to Lessor, but without reducing or affecting the liability of Guarantor under the other provisions of this Guaranty.

     Guarantor understands and acknowledges that, by virtue of this Guaranty, it have specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Lessee. As an example and not by way of limitation, a subsequent assignment, rejection or modification of the Lease in any reorganization case concerning Lessee shall not affect the obligation of Guarantors to pay the amounts in accordance with the Lease. If any amount guaranteed hereunder is paid by Lessee and the payee is required by court order to return such payment to Lessee or any trustee, receiver, custodian, liquidator or other similar officer of either of them (and is so returned) then Guarantor shall, notwithstanding any termination or cancellation of this Guaranty, remain fully liable with respect to any such amount as if such amount had not been paid by Lessee.

     Guarantor agrees to pay all allocated time charges, costs and expenses of the Legal Department of Bank of America National Trust and Savings Association and any other attorneys' fees, expenses or out-of-pocket costs and expenses incurred by Lessor in enforcing this Guaranty.

     Guarantor acknowledges and agrees that it shall have the sole responsibility for obtaining from Lessee such information concerning Lessee's financial condition or business operations as Guarantors may require, and that Lessor has no duty at any time to disclose to Guarantor any information relating to the business operations or financial condition of Lessee.

     Lessor may, without notice to Guarantor and without affecting Guarantor's obligations hereunder, assign the Obligations and this Guaranty, in whole or in part. Guarantor agrees Lessor may disclose to any prospective purchaser and any purchaser of all or part of the Obligations any and all information in Lessor's possession concerning Guarantor, this Guaranty and any security for this Guaranty.

     Guarantor shall

          (a) keep its books and records in accordance with generally accepted accounting principles and practices consistently applied and shall deliver to Lessor its annual audited financial statements, including without limitation Guarantor's SEC form 10-K within 30 days of filing, and such other financial statements and information as Lessor may reasonably request.;

     (b) as soon as available but not later than 60 days after the end of each of the first three fiscal quarters of the Guarantor the unaudited consolidated balance sheet of Guarantor and its subsidiaries as at the end of such fiscal quarter, and the unaudited consolidated statement of income and retained earnings and of changes in cash flow of Guarantor and its subsidiaries for such fiscal quarter and that portion of the fiscal year ending with such quarter, certified by a responsible officer of Guarantor as being prepared in accordance with generally accepted accounting principles and complete and correct and fairly presenting the financial condition and results of operations of Guarantor and its subsidiaries;

     (c) as soon as available but no later than 120 days after the end of each of its fiscal years, a complete copy of an audit report of Guarantor and its subsidiaries which shall include at least the consolidated balance sheet of guarantor and its subsidiaries as of the close of such year, and the consolidated statement of income and retained earnings and of changes in cash flows of Guarantor for such year, prepared in accordance with generally accepted accounting principles and fairly presenting the Guarantor's financial position and results of operations, certified by Deloitte-Touche, or other independent public accounting firm of recognized national standing selected and satisfactory to Lessor. Such certificate shall not be qualified or limited because of restricted or limited examination by such by Guarantor accountant of any material portion of Guarantor's records.

Guarantor shall at all times comply, and shall cause each of its subsidiaries and affiliates to comply, with the covenants set forth in the Credit Agreement dated as of October 20, 1997 between Guarantor and Bank of America National Trust and Savings Association (giving effect to any applicable grace and cure periods), and in determining compliance with such covenants for purposes of this Agreement at any time following the termination of such facility (1) each covenant in effect immediately prior to the termination of such facility shall be deemed to have survived such termination and be incorporated herein, and (2) any action that would require consent or approval thereunder shall require the consent or approval of Lessor.

     While any Obligation remains outstanding, Guarantor shall not create, assume or suffer to exist any security interest, encumbrance or lien (including the lien of an attachment, judgment or execution), securing a charge or obligation, on or of any of its current assets, as such term is defined under general accepted accounting principles, whether now owned or hereafter acquired.

Credit information relating to Guarantor may be disseminated among Lessor and any of its affiliates and any of their respective successors and assigns.

     Lessor shall have no duty to inquire into the powers of Lessee or the officers, directors, partners, or agents acting or purporting to act on its behalf and any obligations made or created in reliance upon the professed exercise of such powers shall be Obligations guaranteed hereunder.

     This Guaranty shall be governed by and construed according to the laws of California, to the jurisdiction of which the parties hereto submit.


     IN WITNESS WHEREOF, the undersigned Guarantor has
 executed this Guaranty this            day of November, 1997.


          Todd-AO Corporation
                  (Guarantor)

     By:

     Name:

     Title:

     900 N. Seward Street
     Hollywood, CA  90038
**Please provide street address, county and State.